Exhibit 2.3

AMENDMENT #2 TO

EQUITY SECURITIES PURCHASE AGREEMENT

THIS AMENDMENT #2 TO EQUITY SECURITIES PURCHASE AGREEMENT (this “Amendment”) made as of April 20, 2018, by and among Meridian Waste Operations, Inc., a New York corporation (the “Seller”), Meridian Waste Solutions, Inc., a New York corporation (“Meridian” and, together with the Seller, the “Seller Parties” and each, a “Seller Party”), Meridian Waste Acquisitions, LLC, a Delaware limited liability company (the “Buyer”) and Jeffrey S. Cosman (“Cosman”), amends that certain Equity Securities Purchase Agreement, dated as of February 20, 2018, by and among the Seller, Meridian, the Buyer and solely for purposes of Sections 6.4, 6.7 and 11.18 therein, Cosman (as amended, the “Agreement”). All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Agreement.

RECITALS

WHEREAS, the parties hereto desire to amend the Agreement as set forth herein in accordance with Section 11.10 thereof;

NOW, THEREFORE, for good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

ARTICLE I

AMENDMENTS

Section 1.1 Article 6 of the Agreement is hereby amended by inserting the following provisions as Section 6.11, Section 6.12 and 6.13 thereof:

Section 6.11. 401(k) Plan Matters. The Seller Parties shall use their reasonable best efforts to, or cause their Subsidiaries to (excluding, for the avoidance of doubt, the Acquired Entities after the Closing), take the actions set forth on Schedule 6.11 hereto.

Section 6.12. Patrick McLaughlin Employment Agreement. Meridian shall continue to comply with and perform its obligations under that certain Employment Agreement (the “McLaughlin Agreement”), dated as of December 22, 2015, by and among Meridian, Christian Disposal, LLC (“CD”) and Patrick McLaughlin (“McLaughlin”) and shall use commercially reasonable efforts to cooperate with CD and McLaughlin in connection with the terms and conditions of the McLaughlin Agreement, including, but not limited to, any amendments or modifications thereto.

Section 6.13 ETC Vehicles. The Seller Parties shall take all actions necessary to transfer title to the vehicles listed on Schedule 6.13 hereto from Meridian to Meridian Missouri within 30 days from the Closing Date and shall provide the Buyer with evidence reasonably satisfactory to the Buyer of such transfer.

Section 1.2 Section 7.1 of the Agreement is hereby amended by inserting the following provision as subsection (q) thereof:

(q) Change in 401(k) Sponsor. The Seller Parties shall have delivered evidence reasonably satisfactory to the Buyer changing the sponsorship of the CFS Group, LLC 401(k) plan, administered by ADP, from the CFS Group, LLC (“CFS”) to Meridian and releasing CFS from any and all obligations, Losses or Liabilities thereunder.

Section 1.3 Section 8.2(a) of the Agreement is hereby amended by deleting the word “or” immediately before subsection (vii) thereof, replacing “.” at the end of subsection (vii) with “;”, and inserting the following provisions as subsections (viii) and (ix) thereof:

(viii) one half of any and all amounts due to McLaughlin pursuant to the McLaughlin Agreement in the event McLaughlin terminates the McLaughlin Agreement due to a Change of Control (as such term is defined therein) in accordance therewith; or

(ix) any and all amounts due to McLaughlin pursuant to the McLaughlin Agreement in the event McLaughlin terminates the McLaughlin Agreement for Good Reason (as such term is defined therein) due to either (A) Cosman ceasing to serve as Chief Executive Officer of Parent (as such term is defined therein) or (B) a breach of the McLaughlin Agreement by Parent.

Section 1.4 The Disclosure Schedules to the Agreement are hereby amended as set forth on Schedule 1.4 hereto.

ARTICLE II

MISCELLANEOUS

Section 2.1 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 2.2 Governing Law; Severability. This Amendment (and any claim or controversy arising out of or relating to this Amendment) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 2.3 Remaining Provisions. Except as expressly set forth in this Amendment, this Amendment shall not amend or otherwise modify any text or other provision of the Agreement. The Agreement, as amended by this Amendment, shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2 as of the date first above written.

MERIDIAN WASTE SOLUTIONS, INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Its:	Chief Executive Officer

MERIDIAN WASTE OPERATIONS, INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Its:	Chief Executive Officer

/s/ Jeffrey S. Cosman
Jeffrey S. Cosman

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment #2 as of the date first above written.

MERIDIAN WASTE ACQUISITIONS, LLC

By: Meridian Waste Holdings, LLC, its sole member

By: WEP Solid Waste Investment LLC, its sole member

By:	/s/ Henrik Dahlback
Name:	Henrik Dahlback
Title:	Manager

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